Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-178019) and related Prospectus of Kips Bay Medical, Inc. for the registration of 3,164,357 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2012, with respect to the financial statements included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 13, 2012